Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Affymetrix, Inc. Amended and Restated 2000 Equity Incentive Plan of our reports dated March 1, 2010, with respect to the consolidated financial statements and schedule of Affymetrix, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2009, and the effectiveness of internal control over financial reporting of Affymetrix, Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California
May 17, 2010